Exhibit 5.1

April 13, 2018

New Media Investment Group Inc.
1345 Avenue of the Americas, 45th floor
New York, New York 10105

Ladies and Gentlemen:

We have acted as special counsel to New Media Investment Group Inc., a Delaware corporation (the “Company”), in connection with its offering of 900,000 shares of the Company’s Common Stock, par value $0.01 per share, for which the option to purchase additional shares has been exercised (the “Securities”), pursuant to a registration statement on Form S-3 (No. 333-224158), as amended as of its most recent effective date (April 5, 2018) insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, the “Registration Statement”), and the prospectus, dated April 5, 2018 (including the documents incorporated by reference therein, the “Base Prospectus”), as supplemented by the prospectus supplement thereto, dated April 5, 2018 (including the documents incorporated by reference therein, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the certificate of American Stock Transfer & Trust Company, LLC, as registrar and transfer agent for the Securities, certifying due issuance and registration of the Securities;

(d)
copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively; and

New Media Investment Group Inc., p. 2

(e)	an executed copy of the Underwriting Agreement, dated April 5, 2018, between the Company and the underwriters named in Schedule A thereto.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 13, 2018. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.  The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner